Exhibit 17.2

RESIGNATION

I, Mo You Yu, hereby resign as director of Zenitech Corporation, a company incorporated under the laws of the Delaware, effective immediately as of today.

Dated: June 28, 2013

/s/ Mo You Yu___________________

Mo You Yu